As filed with the Securities and Exchange Commission on May 18, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIREARMS TRAINING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	57-0777018
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7340 McGinnis Ferry Road Suwanee, Georgia	30174
(Address of Principal Executive Offices)	(Zip Code)

Firearms Training Systems, Inc. Stock Option Plan

(Full title of the plan)

Ronavan Mohling

Chairman and Chief Executive Officer

7340 McGinnis Ferry Road

Suwanee, Georgia 30174

(Name and address of agent for service)

(770) 813-0180

(Telephone number, including area code, of agent for service)

Copies of all communications to:

Karen K. Leach, Esq.

Paul, Hastings, Janofsky & Walker LLP

600 Peachtree Street, N.E., Suite 2400

Atlanta, Georgia 30308-2222

Tel: (404) 815-2400

Fax: (404) 815-2424

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Class A Common Stock	5,010,000 shares	$1.645	$4,402,459	$518.17

(1)	Represents 5,010,000 shares added to the Firearms Training Systems, Inc. Stock Option Plan, as amended. The amended plan was approved at the Company’s Annual Shareholders’ Meeting held on December 15, 2000. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers such additional securities as may hereinafter be offered or issued to prevent dilution resulting from share split, share dividends, recapitalization or certain other capital adjustments.
(2)	In accordance with Rule 457(h), the aggregate offering price of shares of Common Stock registered hereby is estimated, solely for purposes of calculating the registration fee, on the basis of (a) a weighted per share exercise price of $0.46 for 6,696,237 options issued and outstanding under the Firearms Training Systems, Inc. Stock Option Plan and (c) $1.645 for 803,763 options available for grant under the Stock Option Plan based on the average bid and ask prices of the Registrant’s Common Stock traded on the Over-The-Counter Bulletin Board on May 17, 2005, which was within five business days of the filing of this Registration Statement.

EXPLANATORY NOTE

On February 25, 1997, we filed with the Securities and Exchange Commission a Registration Statement No. 333-22349 on Form S-8 (the “Original Registration Statement”), pertaining to our Firearms Training Systems, Inc. Stock Option Plan (the “Plan”). Pursuant to General Instruction E on Form S-8, this Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register an additional 5,010,000 shares of Class A Common Stock, par value $0.000006 per share (“Common Stock”) available for issuance under the Plan.

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers any additional shares of Common Stock which may be issued under the Plan to prevent dilution resulting from any subsequent stock splits, stock dividends or similar transactions.

The contents of the Original Registration Statement are hereby incorporated in this Registration Statement by reference pursuant to General Instruction E on Form S-8.

Item 8. Exhibits.

Number	Description
4.1	Firearms Training Systems, Inc. Stock Option Plan (Incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1, No. 333-13105, filed by the Company with the Commission under the Securities Act)

4.2	Amendment to Stock Option Plan (Incorporated by reference to the Company’s Schedule 14A for the December 15, 2000 Annual Meeting of Stockholders filed by the Company with the Commission on November 13, 2000)

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suwanee, State of Georgia, on the 18th day of May, 2005.

FIREARMS TRAINING SYSTEMS, INC.

By:	/s/ Ronavan Mohling
Ronavan Mohling
Chairman and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Firearms Training Systems, Inc., do hereby make, constitute and appoint Ronavan Mohling and Gregory A. Ton, and each of them acting individually, our true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Ronavan Mohling	Date: May 18, 2005
Ronavan Mohling, Chairman and
Chief Executive Officer
[Principal Executive Officer]

/s/ Gregory A. Ton	Date: May 18, 2005
Gregory A. Ton, Chief Financial Officer
[Principal Financial and Accounting Officer]

/s/ Mary Ann Gilleece	Date: May 10, 2005
Mary Ann Gilleece, Director

/s/ Scott Perekslis	Date: May 10, 2005
Scott Perekslis, Director

/s/ R. C. Whitaker	Date: May 10, 2005
R. C. Whitaker, Director

/s/ Darrell J. Oyer	Date: May 10, 2005
Darrell Oyer, Director

/s/ Cameron Breitner	Date: May 10, 2005
Cameron Breitner, Director

EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement:

Number	Description
4.1	Firearms Training Systems, Inc. Stock Option Plan (Incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1, No. 333-13105, filed by the Company with the Commission under the Securities Act)

4.2	Amendment to Stock Option Plan (Incorporated by reference to the Company’s Schedule 14A for the December 15, 2000 Annual Meeting of Stockholders filed by the Company with the Commission on November 13, 2000)

5.1	Opinion of Paul, Hastings, Janofsky & Walker LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)